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                                                                       EXHIBIT H



                            DEBT CONVERSION AGREEMENT

         This DEBT CONVERSION AGREEMENT ("Agreement") made this 25th day of August, 2003 ("Effective Date"), by and among SYNDICATED FOOD SERVICE INTERNATIONAL, INC., a Florida corporation ("SYFS"), CHAN CAPITAL, LTD. ("CCL"), MING MANAGEMENT, LTD. ("Ming") and FIDRA HOLDINGS, LTD. ("Fidra"). Together Syndicated, Chan and Fidra shall be referred to as the Parties. Together Chan and Fidra shall be referred to as the Holders.

                                   WITNESSETH:

         WHEREAS, pursuant to the US$3.5 million credit facility (the "Credit Facility"), Chan Capital Ltd. ("CCL") has outstanding loans to Syndicated Food Service International, Inc., the principal amount of US$1,500,000.00 , plus accrued interest thereon at the rate of 10% per annum (the "Acquisition Loan"). Further that of the unpaid but accrued interest relating to the Acquisition Loan, $100,000 has been capitalized bringing the total principal amount of the Acquisition Loan to $1,600,000;

         WHEREAS, to incent CCL to enter into the Credit Facility, Syndicated issued certain warrants CCL and Ming to purchase in the aggregate, 2,500,000 shares of Syndicated common stock at a current per share exercise price of $0.50 which currently expire on December 31, 2003 (the "Warrants");

         WHEREAS, certain loans were made by Fidra to Toho Holdings, Inc., a wholly owned subsidiary of Syndicated ("Toho"), in the aggregate of US$500,000 (the "Toho Loan") as supported by certain mortgages and promissory notes dated December 13, 1999 in the amount of $300,000, $143,577.94 and $56,422.06, and the
Parent Company Guarantee, to which Syndicated as of December 13, 1999, unconditionally and irrevocably guaranteed performance against the Toho Loans;

         WHEREAS, together the Acquisition Loan and Toho Loan shall collectively be referred to as the Loans;

         WHEREAS the Parties believe it is their respective best interest that the Loans be converted into Syndicated common equity.

         NOW THEREFORE, in consideration of the premises and the mutual covenants and promises contained in this Agreement, the receipt and legal sufficiency of which are acknowledged and agreed to, the parties agree as follows:

1. That the Holders will covert the Loans (the "Conversion") into shares of Syndicated par value $0.001 common stock at a per share conversion price of $0.30 for a total of 7,000,000 shares of stock (the "Shares");

2. That as a condition precedent to the Holders taking the action described in paragraph (a) above, Syndicated must raise a minimum of $1,000,000 in private equity capital;

3. That if Syndicated has not raised the capital defined in item 2. above on or before November 1, 2003, this Agreement is null and void as of that date;

4. That upon the Conversion, the terms of the Warrants shall be amended to reduce the per share exercise price from the current level of fifty cents ($0.50) to twenty five cents ($0.25) and that the current expiration date of December 31, 2003 shall be extended to June 30, 2004;

5. That Fidra and Chan represent and acknowledge that they have received, read and understand the disclosures made by Syndicated in the Private Placement Summary and Corporate Overview (attached hereto as Exhibit
         1), and the Form 10-K (attached hereto as Exhibit 2) currently being prepared for filing with the U.S. Securities and Exchange Commission, which documents provide a disclosure of certain risk factors inherent with making an investment of this nature and Syndicated's financial condition; and

6. That Fidra and Chan have read and executed the Subscription Agreement (attached hereto as Exhibit 3) for the purchase of the Shares.


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         IN WITNESS WHEREOF, the parties have executed this Debt Conversion
Agreement as of the date set forth above.

CHAN CAPITAL, LTD.


By: /s/ Iain Brown
   ------------------------------------

Name:    Iain Brown
     ----------------------------------

Title:    President
      ---------------------------------

FIDRA HOLDINGS, LTD.


By:    /s/ Iain Brown
   ------------------------------------

Name:    Iain Brown
     ----------------------------------

Title:    President
      ---------------------------------

SYNDICATED FOOD SERVICE INTERNATIONAL, INC.


By:    /s/ Thomas P. Tanis, Jr.
   ------------------------------------

Name:    Thomas P. Tanis, Jr.
     ----------------------------------

Title:    CEO
      ---------------------------------



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